Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190193

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated March 24, 2014)

6,249,996 Shares of Common Stock

This prospectus supplement no. 3 supplements the prospectus dated March 24, 2014, relating to the resale of up to 6,249,996 shares of common stock of Dune Energy, Inc. offered by the selling shareholders which represents shares of the registrant’s common stock issued to the shareholders pursuant to Common Stock Purchase Agreements between the registrant and each of the selling shareholders dated December 20, 2012, which shares were issued to the selling shareholders on June 28, 2013.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on June 5, 2014.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference therein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB tier of the OTC Markets Group Inc. under the symbol “DUNR.” On June 3, 2014, the closing price of our common stock was $0.85.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 6, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2014

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On Wednesday, June 4, 2014, Dune Energy, Inc. (the “Company”) held its 2014 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, three items were submitted to stockholders for vote: (i) the election of six nominees to serve on the board of directors (the “Board”) during 2014 and until our next annual meeting, (ii) the ratification of the appointment of MaloneBailey LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014 and (iii) an advisory vote on the compensation of the named executive officers. There were no solicitations in opposition to the Board’s solicitations. Out of a total of 73,176,683 shares of common stock outstanding and entitled to vote, 62,842,176 shares (85.88%) were present at the meeting in person or by proxy.

Election of Directors

There were six nominees for election to serve as directors. Each of the nominees for election to the Board was a director at the time of the Annual Meeting. The final results of the voting with respect to each nominee to the board were as follows:

Nominee	For	Withheld	Broker Non-Votes
Marjorie L. Bowen	38,120,120	23,694,800	1,027,256
John R. Brecker	48,042,748	13,772,172	1,027,256
Michael R. Keener	51,451,945	10,362,975	1,027,256
Alexander A. Kulpecz, Jr.	41,412,984	20,401,936	1,027,256
Robert A. Schmitz	51,545,973	10,268,947	1,027,256
James A. Watt	52,006,704	9,808,216	1,027,256

Ratification of the Appointment of MaloneBailey LLP as Independent Registered Public Accounting Firm for

the Company for the Fiscal Year ending December 31, 2014

The final results of the voting with respect to the ratification of the appointment of MaloneBailey LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014 were as follows:

For	Against	Abstain	Broker Non-Votes
62,814,709	24,716	2,751	—

Advisory Vote on the Compensation of the Named Executive Officers

The final results of the voting with respect to the advisory vote on the compensation of the named executive officers were as follows:

For	Against	Abstain	Broker Non-Votes
41,862,270	10,177,286	9,775,364	1,027,256

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: June 5, 2014	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer